Exhibit 21.1
Subsidiaries of the Registrant

Jurisdiction of
Name of Entity	Incorporation

Applix AG	Switzerland
Applix Asia Pacific Pty. Ltd.	Australia
Applix Canada, Inc.	Delaware
Applix GmbH	Germany
Applix France SARL	France
Applix Securities Corp.	Massachusetts
Applix Singapore, Inc.	Delaware
Applix (UK) Limited	United Kingdom
Dynamic Decisions Pty. Ltd.	Australia
Temtec Europe B.V.	Netherlands
Temtec International B.V.	Netherlands
Temtec Technical Services B.V.	Netherlands
Temtec UK Ltd.	United Kingdom
Veriteam, Inc.	Delaware
Veriteam France	France
Veriteam GmbH	Germany
Veriteam Limited	United Kingdom